Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2019 First Quarter Catastrophe Losses and Reorganization of Claims Department

Kingston, NY — April 29, 2019 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a multi-line regional property and casualty insurance holding company, and parent of Kingstone Insurance Company (“KICO”) today makes two announcements:

Catastrophe Losses in Q1-KICO estimates ultimate net losses from multiple winter catastrophe events of approximately $5 million pre-tax, resulting in a 17 point impact on the quarterly combined ratio.  No catastrophe reinsurance recovery is expected as no single event reached the KICO retention of $5 million.   The catastrophe events are estimated to have a $0.37 after-tax impact on net income per share for the quarter. Relative to the prior year, net losses from winter cat events are higher than those recorded in 2018 due to the reduction in the quota share rate from 20% to 10% in July 2018.

Claims Department Reorganization-“Following multiple quarters of disappointing results from our Claims Department, KICO engaged a consultant to do a comprehensive review of our claims operations ”, said Dale Thatcher, Kingstone CEO.  “The final report concluded that there was much room for improvement in claims handling through adopting and implementing a number of industry best practices including the need to acquire more skilled and experienced staff.  The process began with our hiring of a former colleague of mine, Bill O’Brien, as our new Chief Claims Officer as announced earlier this month.  The result of the review gives rise for the need to strengthen our claims case reserves by approximately $2.5 million and our IBNR reserves by an additional $2.5 million for a total reserve charge of $5.0 million. The overall impact of this reserve strengthening is 17 points on the quarterly combined ratio.  Although this will reduce our quarterly earnings and book value per share by approximately $0.37, it will substantially strengthen our balance sheet and position us well for the future.”

Updated Guidance
As a result of the two charges noted above, Kingstone now expects to end the full year with a combined ratio excluding catastrophe losses of 88% to 91% and catastrophe losses of 4 to 5 points.

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products to individuals as well as various small business coverages. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, Connecticut and Pennsylvania, Kingstone is also licensed (but not yet active) in New Hampshire and Maine.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319